Exhibit 21.1

Subsidiaries of GENFIT S.A.

NAME OF SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION
Genfit Corp.	Delaware
Genfit Pharmaceuticals SAS	France